                         SYLVAN LEARNING SYSTEMS, INC.

                           Offer to Purchase for Cash
                                       by
                         Sylvan Learning Systems, Inc.
                   up to 6,000,000 Shares of its Common Stock
           (Including the Associated Preferred Stock Purchase Rights)
   at a Purchase Price not Greater than $15.00 nor Less than $13.50 Per Share

    THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, EASTERN TIME, ON THURSDAY, SEPTEMBER 7, 2000, UNLESS THE OFFER IS
                                   EXTENDED.


To the Participants in Sylvan's Employee Stock Purchase Plan:

   Sylvan Learning Systems, Inc. has announced an offer to purchase up to 6,000,000 shares of its common stock, $0.01 par value per share, including the associated preferred stock purchase rights, at a price of not greater than $15.00 nor less than $13.50 per share, net to the seller in cash, without interest. The offer is being made pursuant to the Offer to Purchase and the related Letter of Transmittal, which are enclosed. As a participant in Sylvan's Employee Stock Purchase Plan, you may tender shares that are held in your employee stock purchase plan account at Salomon Smith Barney.

   If you do not wish to tender any portion of the shares in your employee stock purchase plan account, you do not need to take any action. If you would like to tender some or all of the shares held in your employee stock purchase plan account in response to this offer, you must follow the instructions set forth below.

   The Offer. Sylvan will select the lowest purchase price that will allow it to buy 6,000,000 shares or, if a lesser number of shares are properly tendered, all shares that are properly tendered and not withdrawn. Sylvan will pay the same price for all shares purchased in the offer. All shares properly tendered at prices at or below the purchase price and not properly withdrawn will be purchased, subject to the conditions of the offer and the "odd lot" priority, proration and conditional tender provisions described in the Offer to Purchase. If more than the number of shares Sylvan seeks are properly tendered, Sylvan will not purchase all of the shares tendered because of proration. Shares tendered at prices in excess of the purchase price that is determined by Sylvan and shares not purchased because of proration or conditional tenders will be returned as promptly as practicable following the expiration of the offer.

   Sylvan's offer is being made upon the terms and subject to the conditions set forth in the Offer to Purchase and in the related Letter of Transmittal, which, as amended or supplemented from time to time, together constitute the offer. All shares tendered and purchased will include the associated preferred stock purchase rights issued pursuant to the Amended and Restated Rights Agreement dated as of December 18, 1999, between Sylvan and First Union National Bank, as rights agent, and, unless the context otherwise requires, all references to shares include the associated preferred stock purchase rights.

   Sylvan reserves the right, in its sole discretion, to purchase more than 6,000,000 shares pursuant to the offer.

   Because the terms and conditions of the Letter of Transmittal will govern the tender of the shares held in accounts under the Employee Stock Purchase Plan, you should read the Letter of Transmittal carefully. The Letter of Transmittal, however, is furnished to you for your information only and cannot be used by you to tender shares that are held in your employee stock purchase plan account. You must use the attached Instruction Form to properly tender shares that are held in your employee stock purchase plan account. You should also read the Offer to Purchase carefully before making any decision regarding the offer.

   The offer is being made solely pursuant to the Offer to Purchase and the related Letter of Transmittal and is being made to all record holders of shares of common stock of Sylvan. The offer is not being made to, nor will tenders be accepted from or on behalf of, holders of shares of common stock of Sylvan residing in any jurisdiction in which the making of the offer or acceptance thereof would not be in compliance with the securities laws of that jurisdiction.

   Tendering Shares. To instruct Salomon Smith Barney to tender any or all of the shares held in your employee stock purchase plan account, you must complete the Instruction Form set forth below and return it to Salomon Smith Barney.

   Please note the following:

     1. We have been advised that if Salomon Smith Barney has not received your Instruction Form at least three business days before the expiration of the offer, Salomon Smith Barney will not tender any shares held in your employee stock purchase plan account. The offer, proration period and withdrawal rights will expire at 12:00 Midnight, Eastern time, on Thursday, September 7, 2000, unless the offer is extended. Consequently, your Instruction Form must be received by Salomon Smith Barney no later than 12:00 Midnight, Eastern time on Friday, September 1, 2000.

     2. Shares held in your employee stock purchase plan account may be tendered at prices not greater than $15.00 nor less than $13.50 per share.

     3. The offer is for up to 6,000,000 shares, constituting approximately 14% of the shares outstanding as of August 9, 2000. The offer is not conditioned on any minimum number of shares being tendered. The offer is, however, subject to other conditions described in the Offer to Purchase.

     4. Sylvan's Board of Directors has approved the making of the offer. However, neither Sylvan nor Sylvan's Board of Directors nor the Dealer Manager nor Salomon Smith Barney is making any recommendation whether you should tender or refrain from tendering your shares or at what purchase price you should choose to tender your shares. You must make your own decision as to whether to tender your shares and, if so, how many shares to tender and the price or prices at which you will tender them.

     5. Tendering shareholders will not be obligated to pay any brokerage fees or commissions or solicitation fees to tender their shares. Except as described in the Letter of Transmittal, tendering shareholders will not be obligated to pay any stock transfer taxes on the transfer of shares pursuant to the offer.

     6. As more fully described in the Offer to Purchase, tenders will be deemed irrevocable unless timely withdrawn. If you instruct Salomon Smith Barney to tender the shares held in your employee stock purchase plan account, and you subsequently decide to change your instructions or withdraw your tender of shares, you may do so by submitting a new Instruction Form. However, the new Instruction Form will be effective only if it is received by Salomon Smith Barney, at the address listed below, on or before 12:00 Midnight, Eastern time on Friday, September 1, 2000, three business days before the expiration of the offer. The offer is scheduled to expire at 12:00 Midnight, Eastern time, on Thursday, September 7, 2000. Upon receipt of a timely submitted, new Instruction Form, your previous Instruction Form to tender the shares will be deemed canceled. If your new Instruction Form directed Salomon Smith Barney to withdraw from tender the shares held in your employee stock purchase plan account, you may later re-tender those shares by submitting a new Instruction Form so long as it is received by Salomon Smith Barney on or before three business days before the expiration of the offer.

   This letter has been prepared by Sylvan and is being sent to you by Salomon Smith Barney at Sylvan's request. Unless you direct Salomon Smith Barney on the attached Instruction Form to tender the shares held in your employee stock purchase plan account, no shares will be tendered.

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

   If you wish to tender your shares, complete the Information Form and either:

     1. Return it by mail to:   Salomon Smith Barney Inc.
                                Attention: Stock Plan Operations
                                P.O. Box 2152
                                New York, New York 10116

     or

     2. Return it by facsimile to:
                                (212) 801-4812
                                Attention: Stock Plan Operations--Sylvan
                                Learning Systems, Inc. Offer to Purchase for
                             Cash

   If you have any questions, contact Salomon Smith Barney's Stock Plan Operations Department at (800) 367-4777 (toll free).

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

                                INSTRUCTION FORM

   Name of Participant: ________________________________________________________

   Salomon Smith Barney Account Number: ________________________________________

   Social Security Number: _____________________________________________________

   Daytime Telephone Number: (     )           -


 Check only one box. If more than one box is checked or if no box is checked, the shares will not be  properly tendered.

 [_] Tender shares.
 (Please indicate the number of shares you wish to tender from your account.)

 [_] Tender all shares.

               Shares Tendered at Price Determined by Shareholder
                (See Instruction 5 to the Letter of Transmittal)

   By checking one of the following boxes below instead of the box under "Shares Tendered at Price Determined Pursuant to the Offer," the undersigned hereby tenders shares at the price checked. This action could result in none of the shares being purchased if the purchase price determined by Sylvan for the shares is less than the price checked below. A shareholder who desires to tender shares at more than one price must complete a separate Instruction Form for each price at which shares are tendered. The same shares cannot be tendered at more than one price.

        Price (In Dollars) per Share at Which Shares Are Being Tendered

  [_]$13.500                     [_]$14.000                    [_]$14.500
  [_]$13.625                     [_]$14.125                    [_]$14.625
  [_]$13.750                     [_]$14.250                    [_]$14.750
  [_]$13.875                     [_]$14.375                    [_]$14.875
                                                               [_]$15.000

                                       OR

           Shares Tendered at Price Determined Pursuant to the Offer
                (See Instruction 5 to the Letter of Transmittal)
 [_]The undersigned wants to maximize the chance of having Sylvan purchase all of the shares the undersigned is tendering (subject to the possibility of proration). Accordingly, by checking this one box instead of one of the price boxes above, the undersigned hereby tenders shares and is willing to accept the purchase price determined by Sylvan in accordance with the terms of the offer. This action could result in receiving a price per share of as low as $13.50.


    THE METHOD OF DELIVERY OF THIS DOCUMENT IS AT THE OPTION AND RISK OF THE TENDERING SHAREHOLDER. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE DELIVERY.

  Signature:
           ----------------------------------------------------------

  Date: , 2000


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